Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2019 RESULTS
Delivered Above Industry Growth Rates in Healthcare and Hospitality
Realigned Kimball Brand Selling Structure
Announced $16 million Fiscal 2020 Transformation Plan

JASPER, IN (July 29, 2019) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter and fiscal year ended June 30, 2019.
Highlights (Performance is based upon year-over-year comparison):
Fourth Quarter FY 2019

•
Net sales growth of 3.1%, including a 1.3% organic growth contribution, driven by continued strong performance from our National and Kimball Hospitality Brands offset by a realignment of our Kimball Brand

•	Order decline of 1.6% on a difficult comparison of 17% prior year growth

•
Operating income margin of 6.8% or 7.6% on an adjusted basis, a decrease of 20 basis points; gross margin improvement of 40 basis points was offset by CEO transition costs, wage inflation, and increased healthcare costs

•	Adjusted EBITDA of $18.8 million, an increase of 1.0% and adjusted EBITDA margin of 9.6%, a decrease of 20 basis points

•	Diluted EPS at $0.30 or $0.32 on an adjusted basis, an increase of 14% compared to $0.28

•
Announced a Transformation Plan that will generate approximately $16.0 million of savings in fiscal year 2020, driven by restructuring related savings of approximately $8.0 million and an incremental $8.0 million savings related to lean and continuous improvement initiatives. Restructuring costs will total approximately $8.0 million

Fiscal Year 2019

•	Net sales growth of 9%, including a 7% organic growth contribution, driven primarily by double-digit growth in commercial, healthcare, and hospitality

•
Operating income margin of 6.4% or 6.9% on an adjusted basis, a decrease of 50 basis points; price yield and cost savings initiatives were more than offset by transportation costs, inflation, tariffs, the impact of the David Edward acquisition, higher employee costs, CEO transition costs, and higher commissions on increased sales

•	Adjusted EBITDA of $69.5 million, an increase of 3.8% and adjusted EBITDA margin of 9.0%, a decrease of 50 basis points

•	Diluted EPS at $1.06 or $1.12 on an adjusted basis, an increase of 22% compared to $0.92

Kimball International CEO Kristie Juster commented, “Results for the quarter were mixed as profits were relatively flat on 3% revenue growth. The National brand continued to deliver outstanding performance and our Kimball Hospitality brand had solid growth against strong double-digit prior year growth. Revenue in our Kimball brand was challenged for the quarter as we are realigning our selling organization and formalizing an operating rhythm to improve organizational effectiveness. While our short-term results did not meet expectations, our new Transformation Plan will allow a clearer line of sight to the ramp of our journey and a more consistent performance as we execute Kimball International Connect.”
Ms. Juster continued, “I have been very pleased with the organization’s reaction and motivation to make our new chapter a reality and remain extremely confident that our strategy and transformation plan rolled out last quarter will deliver our longer term three-year financial objectives.”

Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2019	June 30, 2018	Percent Change
Net Sales	$195,570	$189,683	3%
Gross Profit	$67,129	$64,240	4%
Gross Profit %	34.3%	33.9%
Selling and Administrative Expenses	$52,962	$49,649	7%
Selling and Administrative Expenses %	27.0%	26.2%
Restructuring Expense	$937	$0
Operating Income	$13,230	$14,591	(9%)
Operating Income %	6.8%	7.7%
Adjusted Operating Income *	$14,771	$14,815	0%
Adjusted Operating Income %	7.6%	7.8%
Net Income	$11,109	$10,254	8%
Adjusted Net Income *	$11,981	$10,254	17%
Diluted Earnings Per Share	$0.30	$0.28
Adjusted Diluted Earnings Per Share *	$0.32	$0.28
Return on Invested Capital	41.9%	39.0%
Adjusted EBITDA *	$18,819	$18,631	1%
Adjusted EBITDA %	9.6%	9.8%

* The items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.
Prior period financial statements were recast due to the full retrospective adoption of guidance on the recognition of revenue from contracts with customers.

•
Consolidated net sales increased 3.1%, or 1.3% on an organic basis. Sales increased in four of the six vertical markets, led by a strong 16% increase in healthcare as the Company continues with its strategy to invest in growth within this vertical especially within the Kimball brand. In addition, the hospitality vertical grew 6% relative to a prior year 26% growth on continuing growth in the custom business. The educational vertical also grew 6% as a result of successful promotional programs within this vertical.

•
Sales of office products introduced in the last three years increased 9% over the prior year fourth quarter. New product sales approximated 27% of total office sales compared to 25% in the prior year period. New product development is focused on higher growth categories including ancillary and healthcare.

•
Orders during the quarter decreased 1.6% on a difficult comparison to 17% in the prior year. Hospitality orders were down 16% against a prior year comparison of 50% which included three large projects. Healthcare continued its strong performance with orders up 28%.

•
Gross profit at 34.3% increased 40 basis points from the prior year, the highest level of the fiscal year. Price increase and cost savings initiatives were partially offset by higher healthcare costs. As expected, the David Edward acquisition negatively impacted gross profit in the fourth quarter by 60 basis points, as we continue to execute our acquisition integration plan to improve operating efficiency.

•
Selling and administrative expenses of $53.0 million increased 7% or $3.3 million compared to the prior year due to wage inflation, CEO transition costs, David Edward selling and administrative costs ($0.9 million), and healthcare costs ($0.8 million).

•	Restructuring expenses of $0.9 million resulted from initiation of our Transformation Plan. We expect total restructuring expense to be approximately $8 million through fiscal year 2020.

•
The Company benefited from a lower effective tax rate of 21.6% during the quarter compared to 31.4% in the prior year period. The decline was primarily driven by the Tax Cuts and Jobs Act enacted in December 2017.

•
Operating cash flow totaled $22.3 million compared to $20.5 million in the prior year, an increase of $1.8 million. The increase was primarily driven by improved working capital performance and higher net income.

•
As of June 30, 2019, the Company’s balance in cash, cash equivalents, and short-term investments totaled $106.3 million, up $19.0 million since June 30, 2018. The increase was primarily due to $65.0 million of cash flows from operations, partially offset by capital expenditures of $21.0 million, a $4.3 million cash outflow for the David Edward acquisition, and the return of capital to shareholders in the form of $9.1 million in share repurchases and $11.4 million in dividends.

Fiscal Year 2019

•	Fiscal year 2019 net sales of $768.1 million increased 9% or 7% on an organic basis.

•
Fiscal year 2019 operating income was $49.5 million, or 6.4% of net sales, compared to fiscal year 2018 operating income of $51.1 million, or 7.2% of net sales. Fiscal year 2019 adjusted operating income was $53.1 million, or 6.9% of net sales, inclusive of $2.0 million of CEO transition costs, $0.9 million of restructuring expense, and $0.7 million of SERP income compared to fiscal year 2018 adjusted operating income of $52.0 million, or 7.4% of net sales, inclusive of $1.0 million of SERP income. Fiscal year 2019 also included a $1.1 million gain on the sale of Internet protocol licenses while fiscal year 2018 included a $1.7 million gain on the sale of an administrative building.

•
Net income for fiscal year 2019 was $39.3 million, or $1.06 per diluted share, inclusive of $1.5 million or $0.04 per share of CEO transition costs and $0.7 million or $0.02 per share of restructuring expense. Fiscal year 2018 net income was $34.4 million, or $0.92 per diluted share. Adjusted net income for fiscal year 2019 was $41.6 million, or $1.12 per diluted share while adjusted net income for fiscal year 2018 was $34.4 million, or $0.92 per diluted share.

•	Fiscal year 2019 adjusted EBITDA was $69.5 million, or 9.0% of net sales, compared to fiscal year 2018 adjusted EBITDA of $67.0 million, or 9.5% of net sales.
Fiscal Year 2020 – 2022 Financial Targets

•	Organic sales growth: 4.0% to 7.0% CAGR

•	Adjusted EBITDA: 150 to 250 basis points improvement

•	Adjusted EPS: 10% to 15% CAGR
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales; (2) Adjusted EBITDA; (3) adjusted operating income; (4) adjusted net income; and (5) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense and CEO transition costs from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Organic net sales are defined as net sales excluding acquisition-related sales, and Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, restructuring expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that organic net sales is useful to investors to aid in identifying underlying trends in our business and facilitating comparisons of our sales performance with prior periods. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, and market value adjustments related to the SERP liability are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the impact of changes in tariffs, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2018 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	July 30, 2019
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
For over 65 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, David Edward and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establishes us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. In fiscal 2019, the Company generated $768 million in revenue and employed over 3,000 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2019 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2019		June 30, 2018
Net Sales	$195,570	100.0%	$189,683	100.0%
Cost of Sales	128,441	65.7%	125,443	66.1%
Gross Profit	67,129	34.3%	64,240	33.9%
Selling and Administrative Expenses	52,962	27.0%	49,649	26.2%
Restructuring Expense	937	0.5%	0	0.0%
Operating Income	13,230	6.8%	14,591	7.7%
Other Income, net	931	0.4%	352	0.2%
Income Before Taxes on Income	14,161	7.2%	14,943	7.9%
Provision for Income Taxes	3,052	1.5%	4,689	2.5%
Net Income	$11,109	5.7%	$10,254	5.4%

Earnings Per Share of Common Stock:
Basic	$0.30		$0.28
Diluted	$0.30		$0.28

Average Number of Total Shares Outstanding:
Basic	36,753		37,094
Diluted	36,868		37,248

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2019		June 30, 2018
Net Sales	$768,070	100.0%	$704,554	100.0%
Cost of Sales	513,518	66.9%	468,923	66.6%
Gross Profit	254,552	33.1%	235,631	33.4%
Selling and Administrative Expenses	204,140	26.6%	184,568	26.2%
Restructuring Expense	937	0.1%	0	0.0%
Operating Income	49,475	6.4%	51,063	7.2%
Other Income, net	2,195	0.3%	1,262	0.2%
Income Before Taxes on Income	51,670	6.7%	52,325	7.4%
Provision for Income Taxes	12,326	1.6%	17,886	2.5%
Net Income	$39,344	5.1%	$34,439	4.9%

Earnings Per Share of Common Stock:
Basic	$1.07		$0.92
Diluted	$1.06		$0.92

Average Number of Total Shares Outstanding:
Basic	36,842		37,314
Diluted	37,064		37,494

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2019	June 30, 2018
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$73,196	$52,663
Short-term investments	33,071	34,607
Receivables, net	63,120	62,276
Inventories	46,812	39,509
Prepaid expenses and other current assets	13,105	18,523
Assets held for sale	281	281
Property and Equipment, net	90,671	84,487
Goodwill	11,160	8,824
Intangible Assets, net	12,108	12,607
Deferred Tax Assets	8,722	4,916
Other Assets	12,420	12,767
Total Assets	$364,666	$331,460

LIABILITIES AND SHAREOWNERS’ EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	47,916	48,214
Customer deposits	24,611	21,253
Dividends payable	3,038	2,662
Accrued expenses	57,494	50,586
Long-term debt, less current maturities	136	161
Other	14,956	15,537
Shareowners’ Equity	216,490	193,024
Total Liabilities and Shareowners’ Equity	$364,666	$331,460

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2019	2018
Net Cash Flow provided by Operating Activities	$64,967	$46,866
Net Cash Flow used for Investing Activities	(22,186)	(34,764)
Net Cash Flow used for Financing Activities	(22,265)	(21,869)
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	20,516	(9,767)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	53,321	63,088
Cash, Cash Equivalents, and Restricted Cash at End of Period	$73,837	$53,321

Net Sales by End Vertical Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2019	2018	% Change	2019	2018	% Change
Commercial	$55.0	$54.1	2%	$226.1	$205.9	10%
Education	25.9	24.5	6%	92.1	86.3	7%
Finance	16.6	18.7	(11%)	69.8	67.6	3%
Government	19.7	20.6	(4%)	74.7	89.5	(17%)
Healthcare	28.8	24.9	16%	110.4	88.6	25%
Hospitality	49.6	46.9	6%	195.0	166.7	17%
Total Net Sales	$195.6	$189.7	3%	$768.1	$704.6	9%

Orders Received by End Vertical Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2019	2018	% Change	2019	2018	% Change
Commercial	$57.4	$59.8	(4%)	$235.2	$213.1	10%
Education	36.4	35.4	3%	95.2	90.7	5%
Finance	19.8	20.5	(3%)	72.5	74.0	(2%)
Government	20.6	20.7	0%	76.9	84.3	(9%)
Healthcare	32.1	25.1	28%	118.3	93.6	26%
Hospitality	42.5	50.8	(16%)	183.3	164.9	11%
Total Orders Received	$208.8	$212.3	(2%)	$781.4	$720.6	8%

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2019	2018	2019	2018
Interest Income	$592	$331	$1,931	$1,057
Interest Expense	(28)	(61)	(174)	(221)
Gain on Supplemental Employee Retirement Plan Investments	367	224	673	980
Other Non-Operating Expense	0	(142)	(235)	(554)
Other Income, net	$931	$352	$2,195	$1,262

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Organic Net Sales
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Sales, as reported	$195,570	$189,683	$768,070	$704,554
Less: David Edward acquisition net sales	3,397	0	9,409	0
Less: D’style acquisition net sales	0	0	4,476	0
Organic Net Sales	$192,173	$189,683	$754,185	$704,554

Adjusted Operating Income
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating Income, as reported	$13,230	$14,591	$49,475	$51,063
Add: Pre-tax Restructuring Expense	937	0	937	0
Add: Pre-tax Expense Adjustment to SERP Liability	367	224	673	980
Add: Pre-tax CEO Transition Costs	237	0	2,046	0
Adjusted Operating Income	$14,771	$14,815	$53,131	$52,043

Adjusted Net Income
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Income, as reported	$11,109	$10,254	$39,344	$34,439
Pre-tax CEO Transition Costs	237	0	2,046	0
Tax on CEO Transition Costs	(61)	0	(527)	0
Add: After-tax CEO Transition Costs	176	0	1,519	0
Pre-tax Restructuring Expense	937	0	937	0
Tax on Restructuring Expense	(241)	0	(241)	0
Add: After-tax Restructuring Expense	696	0	696	0
Adjusted Net Income	$11,981	$10,254	$41,559	$34,439

Adjusted Diluted Earnings Per Share
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Diluted Earnings Per Share, as reported	$0.30	$0.28	$1.06	$0.92
Add: After-tax CEO Transition Costs	0.00	0.00	0.04	0.00
Add: After-tax Restructuring Expense	0.02	0.00	0.02	0.00
Adjusted Diluted Earnings Per Share	$0.32	$0.28	$1.12	$0.92

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding Restructuring Expense and CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Income	$11,109	$10,254	$39,344	$34,439
Provision for Income Taxes	3,052	4,689	12,326	17,886
Income Before Taxes on Income	14,161	14,943	51,670	52,325
Interest Expense	28	61	174	221
Interest Income	(592)	(331)	(1,931)	(1,057)
Depreciation	3,726	3,469	14,803	13,701
Amortization	322	489	1,777	1,769
Pre-tax CEO Transition Costs	237	0	2,046	0
Pre-tax Restructuring Expense	937	0	937	0
Adjusted EBITDA	$18,819	$18,631	$69,476	$66,959